Exhibit 99.3

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand the results of operations and financial condition of Kodak for the years ended December 31, 2015 and 2014, four months ended December 31, 2013 and eight months ended August 31, 2013. All references to the Notes relate to the Notes to the Financial Statements.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report on Form 8-K includes “forward–looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995.

Forward–looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs, business trends, and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward–looking statements. All forward–looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in this report on Form 8–K under the headings “Business,” “and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources,” and in other filings the Company makes with the SEC from time to time, as well as the following:

•	Kodak’s ability to comply with the covenants in the Credit Agreements;

•	Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results;

•	the ability of Kodak to achieve cash forecasts, financial projections, and projected growth;

•	Kodak’s ability to achieve the financial and operational results contained in its business plans;

•	Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt;

•	Kodak’s ability to discontinue, sell or spin-off certain non-core businesses or operations, or otherwise monetize assets;

•	changes in foreign currency exchange rates, commodity prices and interest rates;

•	Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies, including its micro 3D printing of touch sensors;

•	Kodak’s ability to effectively compete with large, well-financed industry participants;

•	continued sufficient availability of borrowings and letters of credit under the ABL Credit Agreement, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability provide or facilitate financing for its customers;

•	Kodak’s ability to attract and retain key executives, managers and employees;

•	the performance by third parties of their obligations to supply products, components or services to Kodak; and

•	the impact of the global economic environment on Kodak.

There may be other factors that may cause Kodak’s actual results to differ materially from the forward–looking statements. All forward–looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this report on Form 8-K and are expressly qualified in their entirety by the cautionary statements included in this document. Kodak undertakes no obligation to update or revise forward–looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

OVERVIEW

Revenue declined $337 million (16.0%) from 2014 to 2015. The year over year revenue declines were primarily due to the adverse impact of foreign currency (approximately $145 million), lower revenues from non-recurring intellectual property and brand licensing arrangements (approximately $62 million), volume declines in the Consumer and Film segment (approximately $82 million) and lower revenues in Print Systems due to both volume and pricing declines ($46 million). Cost reductions helped overcome the resulting impact of the revenue decline on earnings.

Kodak’s strategy is to:

•	Use Kodak’s divisional structure to drive accountability, transparency, and speed of decision making;

•	Focus product investment in growth engines – Sonora, Packaging, Micro 3D Printing and Software and Services;

•	Maintain stable market leadership position and cash flows associated with Print Systems;

•	Manage the expected decline in and maximize cash generated by mature businesses;

•	Continue to streamline processes to drive cost reductions and improve operating leverage; and

•	Continue to explore opportunities to monetize the asset base.

A discussion of opportunities and challenges related to Kodak’s strategy follows:

•	Print Systems’ digital plate products include traditional digital plates and KODAK SONORA Process Free Plates. SONORA process free plates allow Kodak customers to skip the plate processing step prior to mounting plates on a printing press. This improvement in the printing process saves time and costs for customers. Also, SONORA process free plates reduce the environmental impact of the printing process because they eliminate the use of chemicals (including solvents), water and power that is otherwise required to process a traditional plate. While traditional digital plate offerings are experiencing pricing pressure, innovations in Kodak product lines which command premium prices, such as SONORA Process Free Plates, are expected to offset some of the long-term price erosion in the market. Print Systems’ revenues declined $151 million in 2015 with approximately $107 million of the decline attributable to the adverse impact of foreign currency.

•	In Enterprise Inkjet Systems, the legacy Versamark business is expected to continue to decline. Enterprise Inkjet Systems’ revenue declined $31 million compared with 2014, with approximately $9 million attributable to the adverse impact of foreign currency.

•	In Micro 3D Printing and Packaging, the earnings contribution from Packaging offsets the cost of developing the Micro 3D Printing business. Within Micro 3D Printing, Kodak has been developing solutions in two technologies – silver halide mesh and copper mesh. Kodak will exit its position in silver metal mesh development and focus its development of touch sensors on copper mesh. Kodak expects that continued growth in Packaging, as well as the transition from investment to commercialization of product in Micro 3D Printing, will result in revenue and earnings growth in this segment. Growth in Packaging revenue is driven by an increasing installed base of Flexcel NX Systems which drives growth in Flexcel NX plate volumes. Flexcel NX plate volume improved by 26% in 2015 versus the prior year period. Micro 3D Printing and Packaging revenue declined $2 million compared with 2014 with approximately $14 million attributable to the adverse impact of foreign currency.

•	The Software and Solutions segment is comprised of Kodak Technology Solutions, which includes Enterprise Services and Solutions, and Unified Workflow Solutions. Unified Workflow Solutions is an established product line, whereas Kodak Technology Solutions includes growing product lines that leverage existing technologies and intellectual property in new applications. These business initiatives generally do not require substantial additional investment, and Kodak expects that they will grow in contribution to earnings.

•	The Consumer and Film segment’s revenues are expected to continue to decline. Consumer and Film’s revenue declined $87 million compared with 2014.

•	Selling, general and administrative expenses (“SG&A”) and research and development (“R&D”) expenses declined a combined $100 million compared with 2014, as the result of a number of actions including headcount reductions, reduced overhead costs, savings from global benefit changes, facilities consolidations and renegotiations of vendor contracts.

•	Kodak plans to continue to pursue monetization of its asset base, including selling the Prosper Business, selling and licensing intellectual property, selling and leasing excess capacity in its properties, and pursuing rights to an earn-out from a previous divestiture.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Revenue Recognition

Kodak’s revenue transactions include sales of products (such as components and consumables for use in Kodak, and other manufacturers’ equipment, and film based products), equipment, software, services, integrated solutions, and intellectual property and brand licensing. Complex arrangements with nonstandard terms and conditions may require significant contract interpretation to determine the appropriate accounting. For equipment sales, revenue recognition may depend on completion of installation based on the type of equipment, level of customer specific customization and other contractual terms. In instances in which the agreement with the customer contains a customer acceptance clause, revenue is deferred until customer acceptance is obtained, provided the customer acceptance clause is considered to be substantive.

At the time revenue is recognized, Kodak also records reductions to revenue for customer incentive programs. Such incentive programs include cash and volume discounts and promotional allowances. For those incentives that require the estimation of sales volumes or redemption rates, such as for volume rebates, Kodak uses historical experience and both internal and customer data to estimate the sales incentive at the time revenue is recognized. In the event that the actual results of these items differ from the estimates, adjustments to the sales incentive accruals are recorded. Future market conditions and product transitions may require Kodak to take actions to increase customer incentive offers, possibly resulting in an incremental reduction of revenue at the time the incentive is offered.

Valuation and Useful Lives of Long-Lived Assets, Including Goodwill and Intangible Assets

Kodak performs a test for goodwill impairment annually and whenever events or changes in circumstances occur that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

Goodwill is tested for impairment at a level of reporting referred to as a reporting unit, which is an operating segment or one level below an operating segment (a component) if the component constitutes a business for which discrete financial information is available and regularly reviewed by segment management.

The Print Systems segment has two goodwill reporting units: Prepress Solutions and Electrophotographic Printing Solutions. The Micro 3D Printing and Packaging segment has two goodwill reporting units: Packaging and Micro-3D Printing. The Software and Solutions segment has two goodwill reporting units: Kodak Technology Solutions and Unified Workflow Solutions. The Consumer and Film segment has three goodwill reporting units: Consumer Inkjet Solutions, Motion Picture, Industrial Chemicals and Films and Consumer Products. The Enterprise Inkjet Systems segment has two goodwill reporting units: Commercial Inkjet Printing Solutions and Digital Front-End Controllers. The Intellectual Property Solutions segment and the Eastman Business Park segment each have one goodwill reporting unit.

If the fair value of a reporting unit is less than its carrying value, Kodak must determine the implied fair value of the goodwill associated with that reporting unit. The implied fair value of goodwill is determined by first allocating the fair value of the reporting unit to all of its assets and liabilities and then computing the excess of the reporting unit’s fair value over the amounts assigned to the assets and liabilities. If the carrying value of goodwill exceeds the implied fair value of goodwill, such excess represents the amount of goodwill impairment charge that must be recognized.

Determining the fair value of a reporting unit involves the use of significant estimates and assumptions. Kodak estimates the fair value of its reporting units using the guideline public company method and discounted cash flow method. To estimate fair value utilizing the guideline public company method, Kodak applies valuation multiples, derived from the operating data of publicly-traded benchmark companies, to the same operating data of the reporting units. The valuation multiples are based on financial measures of revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”). To estimate fair value utilizing the discounted cash flow method, Kodak establishes an estimate of future cash flows for each reporting unit and discounts those estimated future cash flows to present value.

Kodak performed a quantitative test of impairment for all reporting units for its annual impairment test as of October 1, 2015. Except for the Prepress Solutions, Packaging and Unified Workflow Solutions reporting units, Kodak did not use the guideline public company method because reporting unit EBITDA results were negative, which would have only allowed the application of a revenue multiple in determining fair value under the guideline public company method, and/or reporting units ranked below all the selected market participants for these financial measures. When using the guideline public company method, multiples should be derived from companies that exhibit a high degree of comparability to the business being valued. Kodak ultimately gave 100% weighting to the discounted cash flow method for these reporting units. For the Prepress Solutions, Packaging and Unified Workflow Solutions reporting units, Kodak selected equal weighting of the guideline public company method and the discounted cash flow method as the valuation approaches produced comparable ranges of fair value.

To estimate fair value utilizing the discounted cash flow method, Kodak established an estimate of future cash flows for the period ranging from October 1, 2015 to December 31, 2024 and discounted the estimated future cash flows to present value. The expected cash flows were derived from earnings forecasts and assumptions regarding growth and margin projections, as applicable. The discount rates are estimated based on an after-tax weighted average cost of capital (“WACC”) for each reporting unit reflecting the rate of return that would be expected by a market participant. The WACC also takes into consideration a company specific risk premium for each reporting unit reflecting the risk associated with the overall uncertainty of the financial projections. Discount rates of 20% to 38% were utilized in the valuation based on Kodak’s best estimates of the after-tax weighted-average cost of capital of each reporting unit.

A terminal value was included for all reporting units, except for the Consumer Inkjet Systems reporting unit, at the end of the cash flow projection period to reflect the remaining value that the reporting unit is expected to generate. The terminal value is calculated using the constant growth method (“CGM”) based on the cash flows of the final year of the discrete period.

Based upon the results of Kodak’s October 1, 2015 analysis, Kodak concluded that the carrying value of the Intellectual Property Solutions reporting unit exceeded its implied fair value and recorded a pre-tax impairment charge of $2 million in the fourth quarter of 2015 that is included in Other operating expense (income), net in the Consolidated Statement of Operations, representing the entire amount of goodwill for this reporting unit. No impairment of goodwill was indicated for any other reporting units.

In 2015, Kodak changed the date of the annual goodwill impairment test from October 1 to December 31 to better align with its strategic business planning process. Kodak updated its quantitative test of impairment for all reporting units as of December 31, 2015 using assumptions consistent with the October 1 impairment test except the projected cash flows reflected the probability of selling the Prosper business and ceasing the silver metal mesh development operations within Micro 3D Printing. Based upon the results of Kodak’s December 31, 2015 analysis, no impairment of goodwill was indicated.

Impairment of goodwill could occur in the future if a reporting unit’s fair value changes significantly, if market or interest rate environments deteriorate, if a reporting unit’s carrying value changes materially compared with changes in its fair values, or as a result of changes in operating segments or reporting units.

The carrying value of the indefinite-lived intangible asset related to the Kodak trade name is evaluated for potential impairment annually or whenever events or changes in circumstances indicate that it is more likely than not that the asset is impaired. Kodak performed the annual test of impairment as of October 1, 2015.

The fair value of the Kodak trade name, which has a carrying value of $46 million, was valued using the income approach, specifically the relief from royalty method based on the following significant assumptions: (a) forecasted revenues ranging from October 1, 2015 to December 31, 2024, including a terminal year with growth rates ranging from –2% to 3%; (b) royalty rates ranging from .5% to 1% of expected net sales determined with regard to comparable market transactions and profitability analysis; and (c) discount rates ranging from 22% to 38%, which were based on the after-tax weighted-average cost of capital.

Based on the results of Kodak’s October 1, 2015 assessment, no impairment of the Kodak trade name was indicated. In 2015, Kodak changed the date of the annual impairment test of the Kodak trade name from October 1 to December 31 to better align with its strategic business planning process. Kodak updated its impairment test using the assumptions consistent with the October 1 impairment test except the forecasted revenues reflected the probability of selling the Prosper business and ceasing the silver metal mesh development operations within Micro 3D Printing. Based upon the results of Kodak’s December 31, 2015 analysis, the fair value of the Kodak trade name exceeded its carrying value by 3% and no impairment was indicated. Kodak expects an impairment of the Kodak trade name related to the sale of the Prosper business. The value and timing of the impairment will depend on the sale process. Impairment of the Kodak trade name could also occur in the future if expected revenues decline for other businesses or if there are significant changes in the discount or royalty rates.

Long-lived assets other than goodwill and indefinite-lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. When evaluating long-lived assets for impairment, the carrying value of an asset group is compared to its estimated undiscounted future cash flows. An impairment is indicated if the estimated future cash flows are less than the carrying value of the asset group. The impairment is the excess of the carrying value over the fair value of the long-lived asset group.

In 2016 Kodak decided to exit its position in silver metal mesh development. As of December 31, 2015 the estimated undiscounted cash flows were greater than the carrying value of the long-lived assets associated with those operations. Therefore no impairment was reported as of December 31, 2015. There were approximately $10 million of tangible and $9 million of intangible long-lived assets associated with the silver metal mesh development as of December 31, 2015. Kodak expects an impairment of the long-lived assets of the silver metal mesh development operations to occur during the quarter ended March 31, 2016. The value of the impairment will depend on the estimated ability to recover value from the tangible assets.

The value of property, plant, and equipment is depreciated over its expected useful life in such a way as to allocate it as equitably as possible to the periods during which services are obtained from their use, which aims to distribute the value over the remaining estimated useful life of the unit in a systematic and rational manner. An estimate of useful life not only considers the economic life of the asset, but also the remaining life of the asset to the entity. Impairment of long-lived assets other than goodwill and indefinite lived intangible assets could occur in the future if expected future cash flows decline or if there are significant changes in the estimated useful life of the assets.

Taxes

Kodak recognizes deferred tax liabilities and assets for the expected future tax consequences of operating losses, credit carry-forwards and temporary differences between the carrying amounts and tax basis of Kodak’s assets and liabilities. Kodak records a valuation allowance to reduce its net deferred tax assets to the amount that is more likely than not to be realized. Kodak has considered forecasted earnings, future taxable income, the geographical mix of earnings in the jurisdictions in which Kodak operates and prudent and feasible tax planning strategies in determining the need for these valuation allowances. As of December 31, 2015, Kodak has net deferred tax assets before valuation allowances of approximately $1,228 million and a valuation allowance related to those net deferred tax assets of approximately $1,201 million, resulting in net deferred tax assets of approximately $27 million. The net deferred tax assets can be used to offset taxable income in future periods and reduce Kodak’s income tax payable in those future periods. At this time, it is considered more likely than not that taxable income in the future will be sufficient to allow realization of these net deferred tax assets. However, if Kodak is unable to generate sufficient taxable income, then a valuation allowance to reduce net deferred tax assets may be required, which could materially increase expenses in the period the valuation allowance is recognized. Conversely, if Kodak were to make a determination that it is more likely than not that deferred tax assets, for which there is currently a valuation allowance, would be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded. Kodak considers both positive and negative evidence in determining whether a valuation allowance is needed by territory including, but not limited to, whether particular entities are in three year cumulative income positions.

In general, the amount of tax expense or benefit from continuing operations is determined without regard to the tax effects of other categories of income or loss, such as Other comprehensive (loss) income. However, an exception to this rule applies when there is a loss from continuing operations and income from items outside of continuing operations that must be considered. This exception requires that income from discontinued operations and items charged or credited directly to other comprehensive income be considered in determining the amount of tax benefit that results from a loss in continuing operations. This exception affects the allocation of the tax provision amongst categories of income.

The undistributed earnings of Kodak’s foreign subsidiaries are not considered permanently reinvested. Kodak has a deferred tax liability (net of related foreign tax credits) of $102 million and $159 million on the foreign subsidiaries’ undistributed earnings as of December 31, 2015 and 2014, respectively. Kodak also has a deferred tax liability of $19 million and $17 million for the potential foreign withholding taxes on the undistributed earnings as of December 31, 2015 and 2014, respectively.

Kodak operates within multiple taxing jurisdictions worldwide and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time for resolution. Management’s ongoing assessments of the outcomes of these issues and related tax positions require judgment, and although management believes that adequate provisions have been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on the earnings of Kodak. Conversely, if these issues are resolved favorably in the future, the related provisions would be reduced, thus having a positive impact on earnings.

Pension and Other Postretirement Benefits

Kodak’s defined benefit pension and other postretirement benefit costs and obligations are estimated using several key assumptions. These assumptions, which are reviewed at least annually by Kodak, include the discount rate, long-term expected rate of return on plan assets (“EROA”), salary growth, healthcare cost trend rate, mortality trends and other economic and demographic factors. Actual results that differ from Kodak’s assumptions are recorded as unrecognized gains and losses and are amortized to earnings over the estimated future service period of the active participants in the plan or, if the plan is almost entirely inactive, the average remaining lifetime expectancy of inactive participants, to the extent such total net unrecognized gains and losses exceed 10% of the greater of the plan’s projected benefit obligation or the calculated value of plan assets. Significant differences in actual experience or significant changes in future assumptions would affect Kodak’s pension and other postretirement benefit costs and obligations.

Asset and liability modeling studies are utilized by Kodak to adjust asset exposures and review a liability hedging program through the use of forward-looking correlation, risk and return estimates. Those forward-looking estimates of correlation, risk and return generated from the modeling studies are also used to estimate the EROA. The EROA is estimated utilizing a forward-looking building block model factoring in the expected risk of each asset category, return and correlation over a five to seven year horizon, and weighting the exposures by the current asset allocation. Historical inputs are utilized in the forecasting model to frame the current market environment with adjustments made based on the forward-looking view. Kodak aggregates investments into major asset categories based on the underlying benchmark of the strategy. Kodak’s asset categories include broadly diversified exposure to U.S. and non-U.S. equities, U.S. and non-U.S. government and corporate bonds, inflation-linked bonds, commodities and absolute return strategies. Each allocation to these major asset categories is determined within the overall asset allocation to accomplish unique objectives, including enhancing portfolio return, providing portfolio diversification, or hedging plan liabilities.

The EROA, once set, is applied to the calculated value of plan assets in the determination of the expected return component of Kodak’s pension expense. Kodak uses a calculated value of plan assets, which recognizes gains and losses in the fair value of assets over a four-year period, to calculate expected return on assets. At December 31, 2015, the calculated value of the assets of Kodak’s major U.S. and non-U.S. defined benefit pension plans was approximately $4.4 billion and the fair value was approximately $4.5 billion. Asset gains and losses that are not yet reflected in the calculated value of plan assets are not included in amortization of unrecognized gains and losses.

Kodak reviews its EROA assumption annually. To facilitate this review, every three years, or when market conditions change materially, Kodak’s larger plans will undertake asset allocation or asset and liability modeling studies. The weighted average EROA used to determine the 2015 net pension expense for major U.S. and non-U.S. defined benefit pension plans was 7.40% and 4.69%, respectively.

Generally, Kodak bases the discount rate assumption for its significant plans on high quality corporate bond yields in the respective countries as of the measurement date. Specifically, for its U.S., Canadian, Euro-zone and UK plans, Kodak determines a discount rate using a cash flow model to incorporate the expected timing of benefit payments and an AA-rated corporate bond yield curve. For Kodak’s U.S. plans, the Citigroup Above Median Pension Discount Curve is used. For Kodak’s other non-U.S. plans, discount rates are determined by comparison to published local high quality bond yields or indices considering estimated plan duration and removing any outlying bonds, as warranted.

Beginning in 2016, Kodak will change the method used to estimate the service and interest cost components of the net periodic pension and other postretirement benefit costs. The new method uses the spot yield curve approach to estimate the service and interest costs by applying the specific spot rates along the yield curve used to determine the benefit obligations to relevant projected cash outflows. Prior to 2016, the service and interest costs were determined using a single weighted-average discount rate based on the AA yield curves used to measure the benefit obligation at the measurement date. Kodak changed to the new method to provide a more precise measure of interest and service costs by improving the correlation between the projected benefit cash flows and the discrete spot yield curve rates. Kodak will account for this change prospectively as a change in estimate beginning in the first quarter of 2016.

As a result of the methodology change, the 2016 interest cost for the major U.S. and non-U.S. defined benefit pension plans is expected to decrease by approximately $35 million and $4 million, respectively. For the major other postretirement benefit plans, the 2016 interest cost is expected to decrease by less than $1 million. The methodology change had no material impact on service cost for Kodak’s major defined benefit plans.

The salary growth assumptions are determined based on Kodak’s long-term actual experience and future and near-term outlook. The healthcare cost trend rate assumptions are based on historical cost and payment data, the near-term outlook and an assessment of the likely long-term trends.

The following table illustrates the sensitivity to a change to certain key assumptions used in the calculation of expense for the year ending December 31, 2016 and the projected benefit obligation (“PBO”) at December 31, 2015 for Kodak’s major U.S. and non-U.S. defined benefit pension plans:

(in millions)	Impact on 2016 Pre-Tax Pension Expense Increase (Decrease)		Impact on PBO December 31, 2015 Increase (Decrease)
	U.S.	Non-U.S.	U.S.	Non-U.S.
Change in assumption:
25 basis point decrease in discount rate	$(3)	$(1)	$95	$22
25 basis point increase in discount rate	6	1	(91)	(21)
25 basis point decrease in EROA	9	2	N/A	N/A
25 basis point increase in EROA	(9)	(2)	N/A	N/A

Total pension income from continuing operations before special termination benefits, curtailments and settlements for the major defined benefit pension plan in the U.S. was $115 million for 2015 and is expected to be approximately $137 million in 2016. Pension income from continuing operations before special termination benefits, curtailments and settlements for the major non-U.S. defined benefit pension plans was $8 million for 2015 and is projected to be approximately $11 million in 2016.

Inventories

Inventories are stated at the lower of cost or market. Carrying values of excess and obsolete inventories are reduced to net realizable value. Judgment is required to assess the ultimate demand for and realizable value of inventory. The analysis of inventory carrying values considers several factors including length of time inventory is on hand, historical sales, product shelf life, product life cycle, product category, and product obsolescence.

Accounts Receivable Reserves

Accounts receivable reserves are based on historical collections experience as well as reserves for specific receivables deemed to be at risk for collection. The collectability of customer receivables is reviewed on an ongoing basis considering past due invoices and the current creditworthiness of each customer. Judgment is required in assessing the ultimate realization of accounts receivables.

DETAILED RESULTS OF OPERATIONS

Net Revenues from Continuing Operations by Reportable Segment

	Successor			Predecessor
(in millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	Four Months Ended December 31, 2013	Eight Months Ended August 31, 2013
Print Systems	$1,106	$1,257	$485	$844
Micro 3D Printing and Packaging	128	130	42	75
Software and Solutions	112	108	39	82
Consumer and Film	265	352	147	371
Enterprise Inkjet Systems	84	115	53	95
Intellectual Property Solutions	1	70	9	1
Eastman Business Park	13	14	4	4
All Other	—	—	3	36

Consolidated total	$1,709	$2,046	$782	$1,508

Segment Operational EBITDA and Consolidated Earnings (Loss) from Continuing Operations Before Income Taxes

	Successor			Predecessor
(in millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	Four Months Ended December 31, 2013	Eight Months Ended August 31, 2013
Print Systems	$99	$94	$38	$33
Micro 3D Printing and Packaging (6)	11	—	—	(3)
Software & Solutions	9	3	(1)	(11)
Consumer & Film	52	66	34	127
Enterprise Inkjet Systems	20	35	14	29
Intellectual Property Solutions	(22)	40	(2)	(19)
Eastman Business Park	2	1	4	1

Total of reportable segments	171	239	87	157
All Other	4	4	4	5
Depreciation and amortization	(134)	(191)	(73)	(93)
Corporate components of pension and OPEB income (1)	133	110	67	43
Restructuring costs and other	(37)	(56)	(17)	(45)
Overhead supporting, but not directly absorbed by discontinued operations (2)	(21)	(30)	(16)	(52)
Stock-based compensation	(17)	(8)	(1)	(3)
Change in U.S. vacation benefits (3)	16	—	—	—
Consulting and other costs (4)	(14)	(7)	(2)	(1)
Idle costs (5)	(3)	(4)	—	1
Manufacturing costs originally planned to be absorbed by silver halide touch screen production (6)	(2)	(1)	—	—
Fresh start adjustments	—	—	(74)	—
Other operating (expense) income, net excluding gain related to Unipixel termination (7)	(5)	(9)	(2)	495
Loss on early extinguishment of debt, net (8)	—	—	—	(8)
Interest expense (8)	(63)	(62)	(22)	(106)
Other charges, net (8)	(21)	(21)	10	(13)
Reorganization items, net (8)	(5)	(13)	(16)	2,026

Consolidated earnings (loss) from continuing operations before income taxes	$2	$(49)	$(55)	$2,406

(1)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailments and settlement components of pension and other postretirement benefit expenses.

(2)	Consists of costs for shared resources allocated to the Prosper Enterprise Inkjet business discontinued operation which are now included in the results of continuing operations. Shared costs allocated to prior discontinued operations are also included ($1 million, $4 million, $5 million and $35 million for the years ended December 31, 2015 and 2014, four months ended December 31, 2013 and eight months ended August 31, 2013, respectively.)

(3)	In the fourth quarter of 2015, Kodak changed the timing of when U.S. employees earn their vacation benefits which reduced the related accrual as of December 31, 2015.

(4)	Consulting and other costs in the current year period are primarily related to professional services provided for corporate strategic initiatives. The prior year periods primarily represent the cost of AlixPartners filling interim executive positions which are not captured within “Reorganization items, net” as well as consulting services provided by former executives during transitional periods.

(5)	Consists of third party costs such as security, maintenance, and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.

(6)	Consists of manufacturing costs originally planned to be absorbed by silver halide touch screen production.

(7)	In 2015 a $3 million gain was recognized related to assets that were acquired for no monetary consideration as a part of the termination of the relationship with Unipixel. The gain was reported in Other operating income (expense), net in the Consolidated Statement of Operations. Other operating income (expense), net is typically excluded from the segment measure. However, this particular gain was included in the Micro 3D Printing and Packaging segment’s earnings in 2015.

(8)	As reported in the Consolidated Statement of Operations

RESULTS OF OPERATIONS

	Successor						Predecessor
	Year Ended December 31, 2015	% of Sales	Year Ended December 31, 2014	% of Sales	$ Change vs. 2014	Four Months Ended December 31, 2013	Eight Months Ended August 31, 2013	% of Sales (Combined)	$ Change vs. 2013 (Combined)
Revenues	$1,709		$2,046		(337)	$782	$1,508		(244)
Cost of revenues	1,331		1,586		(255)	664	1,128		(206)

Gross profit	378	22%	460	22%	(82)	118	380	22%	(38)
Selling, general and administrative expenses	204	12%	284	14%	(80)	105	281	17%	(102)
Research and development costs	44	3%	64	3%	(20)	21	44	3%	(1)
Restructuring costs and other	37	2%	56	3%	(19)	17	43	3%	(4)
Other operating expense (income), net	2	0%	9	0%	(7)	2	(495)	(22%)	502

Earnings (loss) from continuing operations before interest expense, loss on early extinguishment of debt, net, other (charges) income, net, reorganization items, net and income taxes	91	5%	47	2%	44	(27)	507	21%	(433)
Interest expense	63	4%	62	3%	1	22	106	6%	(66)
Loss on early extinguishment of debt, net	—	—	—	—	—	—	8	0%	(8)
Other (charges) income, net	(21)	(1%)	(21)	(1%)	—	10	(13)	(0%)	(18)
Reorganization items, net	5	0%	13	1%	(8)	16	(2,026)	(88%)	2,023

Earnings (loss) from continuing operations before income taxes	2	0%	(49)	(2%)	51	(55)	2,406	103%	(2,400)
Provision for income taxes	30	2%	10	0%	20	8	155	7%	(153)

(Loss) earnings from continuing operations	(28)	(2%)	(59)	(3%)	31	(63)	2,251	96%	(2,247)
Loss from discontinued operations, net of income taxes	(47)	(3%)	(59)	(3%)	12	(15)	(185)	(9%)	141

NET (LOSS) EARNINGS	(75)	(4%)	(118)	(6%)	43	(78)	2,066	87%	(2,106)
Less: Net income attributable to noncontrolling interests	5	0%	5	0%	—	3	—	0%	2

NET (LOSS) EARNINGS ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$(80)	(5%)	$(123)	(6%)	43	$(81)	$2,066	87%	(2,108)

Revenues

Current Year

For the year ended December 31, 2015, revenues decreased by approximately $337 million compared with the same period in 2014. The decline in revenue was primarily driven by unfavorable foreign currency rates ($145 million) and lower non-recurring intellectual property and brand licensing arrangements ($62 million). Also contributing to the decline were volume declines in Consumer and Film ($82 million), Enterprise Inkjet Systems ($20 million) and Print Systems ($15 million) and unfavorable price/mix within Print Systems ($31 million) primarily due to pricing declines. Partially offsetting these declines were volume improvements in Micro 3D Printing and Packaging ($13 million) and Software and Solutions ($13 million). See segment discussions for additional details.

Prior Year

For the year ended December 31, 2014, revenues decreased approximately $244 million compared with the same period in 2013, primarily due to volume declines ($144 million) and lower brand licensing revenues ($29 million), both within Consumer and Film. Also contributing to the decline was unfavorable pricing and volume in Print Systems ($58 million), lower revenues in Enterprise Inkjet Systems ($32 million) and unfavorable currency impacts ($19 million). Partially offsetting these declines was higher revenues from non-recurring intellectual property licensing arrangements ($60 million). See segment discussions for additional details.

Included in revenues were non-recurring intellectual property and brand licensing arrangements. Across all segments, such arrangements contributed approximately $8 million to revenue in 2015, $70 million to revenues in 2014 and $40 million to revenues in 2013.

Gross Profit

Current Year

Gross profit for 2015 decreased by approximately $82 million. The decrease was driven by lower revenues from non-recurring intellectual property and brand licensing arrangements ($62 million), unfavorable foreign currency rates ($36 million), unfavorable price/mix within Print Systems ($31 million), and lower volumes within Consumer and Film ($33 million). Offsetting these declines were lower costs across all segments ($68 million), primarily due to lower depreciation expense in Consumer and Film and Print Systems. See segment discussions for additional details.

Current year gross profit also includes a $9 million favorable impact from the reduction of an accrual due to the change in U.S. vacation benefits.

Prior Year

Gross profit for 2014 decreased by approximately $38 million primarily due to lower volume ($57 million) within Consumer and Film, pricing declines ($41 million) within Print Systems, unfavorable cost within Consumer and Film ($55 million) driven by lower volumes and increased depreciation expense, and lower brand licensing revenues ($29 million) within Consumer and Film. Also contributing to the decline was higher corporate pension costs ($11 million), lower revenues within Enterprise Inkjet Systems ($12 million) and unfavorable currency impacts ($6 million). Partially offsetting these declines was lower manufacturing costs within Print Systems ($39 million) and higher non-recurring intellectual property licensing revenue as described above ($60 million). See segment discussions for additional details.

Additionally, gross profit for 2013 included a $74 million unfavorable cost impact across all segments from the application of fresh start accounting primarily due to revaluation of inventory.

Selling, General and Administrative Expenses

The decreases in consolidated selling, general and administrative expenses from 2014 to 2015 and from 2013 to 2014 were the result of cost reduction actions.

Research and Development Costs

Consolidated R&D expenses decreased by $19 million in 2015 as compared with the prior year period primarily due to focusing development activities on prioritized projects and certain products reaching or completing the commercialization phase. The decrease in consolidated R&D in 2014 was driven by a reduction in pension and other postretirement benefit costs in 2014.

Restructuring Costs and Other

These costs, as well as the restructuring costs reported in Cost of revenues, are discussed under the “RESTRUCTURING COSTS AND OTHER” section in this MD&A.

Other Operating (Income) Expense, Net

For details, refer to Note 12, “Other Operating Expense (Income), Net.”

Other (Charges) Income, Net

For details, refer to Note 13, “Other (Charges) Income, Net.”

Reorganization Items, Net

For details, refer to Note 26, “Reorganization Items, Net.”

Provision for Income Taxes

For details, refer to Note 14, “Income Taxes”

Discontinued Operations

Discontinued operations of Kodak include the Prosper Business, the Personalized and Document Imaging businesses and other miscellaneous businesses. Refer to Note 27, “Discontinued Operations” for additional information.

PRINT SYSTEMS SEGMENT

	Successor		$ Change	Successor	Predecessor	$ Change (2013 Combined)
	Year Ended December 31, 2015	Year Ended December 31, 2014		Four Months Ended December 31, 2013	Eight Months Ended August 31, 2013
Revenues	$1,106	$1,257	$(151)	$485	$844	$(72)

Operational EBITDA before allocation of corporate SG&A costs	148	162	(14)	67	82	13
Allocation of corporate SG&A costs	49	68	(19)	29	49	(10)

Operational EBITDA	99	94	5	38	33	23

Operational EBITDA as a % of revenues	9%	7%		8%	4%

Revenues

Current Year

The decrease in Print Systems revenues of approximately $151 million reflected unfavorable currency rates ($107 million) and consumables pricing declines within Prepress Solutions ($31 million) as a result of competitive pressures in the industry. Also contributing to the decline was unfavorable volume within Electrophotographic Printing Solutions driven by lower demand for annuities ($11 million).

Prior Year

The decrease in Print Systems revenues of approximately $72 million primarily reflected lower consumables pricing within Prepress Solutions ($33 million) as a result of competitive pressures in the industry, and lower volume and pricing in Electrophotographic Printing Solutions annuities ($18 million). Also contributing to the decrease were lower equipment sales in Electrophotographic Printing Solutions ($15 million) and unfavorable foreign currency impacts ($15 million). Partially offsetting these declines were volume improvements in Prepress consumables ($7 million).

Operational EBITDA

Current Year

Print Systems Operational EBITDA increased approximately $5 million as SG&A cost reductions ($38 million) and improved manufacturing efficiency ($14 million) driven by the exit of the Leeds manufacturing facility more than offset the impact of consumables pricing declines within Prepress Solutions ($31 million), unfavorable currency rates ($9 million), and unfavorable aluminum pricing ($9 million).

Prior Year

Print Systems Operational EBITDA increased approximately $23 million primarily due to lower SG&A as a result of cost reductions ($31 million), as well as improved manufacturing efficiency ($26 million) and lower aluminum costs ($13 million). Offsetting these improvements were pricing declines within Prepress Solutions consumables ($33 million) and Electrophotographic Printing Solutions annuities ($9 million), and unfavorable currency rates ($5 million).

MICRO 3D PRINTING AND PACKAGING SEGMENT

	Successor		$ Change	Successor	Predecessor	$ Change (2013 Combined)
	Year Ended December 31, 2015	Year Ended December 31, 2014		Four Months Ended December 31, 2013	Eight Months Ended August 31, 2013
Revenues	$128	$130	$(2)	$42	$75	$13

Operational EBITDA before allocation of corporate SG&A costs	18	8	10	3	2	3
Allocation of corporate SG&A costs	7	8	(1)	3	5	—

Operational EBITDA	11	—	11	—	(3)	3

Operational EBITDA as a % of revenues	9%	0%		0%	-4%

Revenues

Current Year

The decrease in Micro 3D Printing and Packaging revenues of approximately $2 million was driven by unfavorable currency rates ($14 million). This decrease was partially offset by volume improvements within Packaging ($13 million) primarily due to a larger installed base of Flexcel NX systems driving growth in revenues from Flexcel NX consumables.

Prior Year

The $13 million increase in Micro 3D Printing and Packaging revenues was driven by volume improvements within Packaging ($15 million) primarily due to a larger installed base of Flexcel NX systems driving growth in revenues from Flexcel NX consumables. This increase was partially offset by pricing declines within packaging consumables ($2 million) due to lower pricing on higher volume contracts.

Operational EBITDA

Current Year

The $11 million improvement in the Micro 3D Printing and Packaging Operational EBITDA was due to higher volume within Packaging ($8 million) driven by increased sales of Flexcel NX consumables, as well as increased manufacturing efficiency ($1 million) within Packaging. These improvements were partially offset by unfavorable currency rates ($4 million). Also included in Operational EBITDA is a gain related to assets that were acquired for no monetary consideration as a part of the termination of the relationship with Unipixel ($3 million).

Prior Year

The $3 million improvement in the Micro 3D Printing and Packaging Operational EBITDA was driven by the impact of higher Packaging volumes mentioned above ($4 million) and favorable currency rates ($2 million). Partially offsetting these increases were increased R&D spending due to higher investment in Micro 3D Printing ($3 million) and unfavorable pricing within Packaging ($2 million) due to the declines mentioned above.

SOFTWARE AND SOLUTIONS SEGMENT

	Successor		$ Change	Successor	Predecessor	$ Change (2013 Combined)
	Year Ended December 31, 2015	Year Ended December 31, 2014		Four Months Ended December 31, 2013	Eight Months Ended August 31, 2013
Revenues	$112	$108	$4	$39	$82	$(13)

Operational EBITDA before allocation of corporate SG&A costs	16	11	5	3	(5)	13
Allocation of corporate SG&A costs	7	8	(1)	4	6	(2)

Operational EBITDA	9	3	6	(1)	(11)	15

Operational EBITDA as a % of revenues	8%	3%		-3%	-13%

Revenues

Current Year

The increase in Software and Solutions revenues of approximately $4 million reflected volume improvements within Kodak Technology Solutions ($15 million) primarily due to higher revenues from government contracts. Partially offsetting this improvement were unfavorable currency rates ($9 million) and volume declines in Unified Workflow Solutions ($2 million).

Prior Year

The $13 million decrease in Software and Solutions revenues reflected unfavorable volume in Kodak Technology Solutions ($14 million) primarily due to timing of revenues from government contracts. Also contributing to the decline were unfavorable currency impacts ($3 million), primarily within Kodak Technology Solutions. Partially offsetting these declines was higher revenues from Unified Workflow Solutions ($4 million) driven by higher service revenues as a result of an increase in maintenance contracts.

Operational EBITDA

Current Year

The $6 million improvement in the Software and Solutions Operational EBITDA was due to cost improvements within Unified Workflow Solutions ($3 million) due to increased efficiency, as well as SG&A cost reductions ($3 million) and volume improvements within Kodak Technology Solutions ($2 million) primarily due to higher revenues from government contracts. Partially offsetting these improvements were unfavorable currency rates ($3 million).

Prior Year

The $15 million improvement in the Software and Solutions Operational EBITDA was primarily due to lower SG&A ($9 million) as a result of cost reductions and cost improvements ($4 million) primarily within Unified Workflow Solutions driven by increased efficiency and costs reductions in the service area. Also contributing to the improvement was the impact of higher service revenues in Unified Workflow Solutions mentioned above ($2 million).

CONSUMER AND FILM SEGMENT

	Successor		$ Change	Successor	Predecessor	$ Change (2013 Combined)
	Year Ended December 31, 2015	Year Ended December 31, 2014		Four Months Ended December 31, 2013	Eight Months Ended August 31, 2013
Revenues	$265	$352	$(87)	$147	$371	$(166)

Operational EBITDA before allocation of corporate SG&A costs	63	85	(22)	42	145	(102)
Allocation of corporate SG&A costs	11	19	(8)	8	18	(7)

Operational EBITDA	52	66	(14)	34	127	(95)

Operational EBITDA as a % of revenues	20%	19%		23%	34%

Revenues

Current Year

The decrease in Consumer and Film revenues of approximately $87 million reflected volume declines within Consumer Inkjet Systems ($47 million) driven by lower sales of ink to the existing installed base of printers and within Motion Picture, Industrial Chemicals and Films ($35 million) due to declining demand for film products. Also contributing to the decrease are unfavorable currency rates ($6 million).

Included in current year revenues was $6 million from a brand licensing arrangement that was amended in the current year. The amendment eliminates a requirement for the licensee to pay quarterly royalties through the end of 2018 in return for an upfront payment.

Prior Year

The $166 million decrease in Consumer and Film revenues reflected volume declines within Motion Picture, Industrial Chemicals and Films ($125 million) driven by reduced demand for motion picture products partially offset by increased revenues from third-party manufacturing services performed under supply agreements with Kodak Alaris ($54 million). Also contributing to the decrease were volume declines within Consumer Inkjet Systems ($73 million) driven by lower sales of ink to the existing installed base of printers, and lower revenues within Consumer Products ($29 million) due to a significant non-recurring brand licensing arrangement in the prior year.

Operational EBITDA

Current Year

The $14 million decrease in the Consumer and Film Operational EBITDA was mainly due to the impact of lower consumer ink sales ($38 million) and unfavorable currency rates ($5 million). These items were offset by lower SG&A costs ($14 million) driven by cost reduction actions, favorable price and mix in Motion Picture, Industrial Chemicals and Films ($9 million) due to a shift in sales to higher margin products as well as price increases, and lower manufacturing costs ($4 million) due to increased efficiency and improved inventory management.

As discussed above, the current year includes $6 million from a non-recurring brand licensing payment.

Prior Year

The $95 million decrease in the Consumer and Film Operational EBITDA was mainly due to the impact of volume declines within Consumer Inkjet Systems mentioned above ($49 million) and lower Consumer Products revenues due to the licensing arrangement in the prior year discussed above ($29 million). Also contributing to the decrease was unfavorable manufacturing and other costs within Motion Picture, Industrial Chemicals and Films ($29 million) and Consumer Inkjet Systems ($6 million) primarily due to lower production volumes. Offsetting these decreases was lower SG&A costs ($17 million) as a result of cost reductions, and improved pricing within Consumer Inkjet Systems ($6 million).

ENTERPRISE INKJET SYSTEMS SEGMENT

	Successor		$ Change	Successor	Predecessor	$ Change (2013 Combined)
	Year Ended December 31, 2015	Year Ended December 31, 2014		Four Months Ended December 31, 2013	Eight Months Ended August 31, 2013
Revenues	$84	$115	$(31)	$53	$95	$(33)

Operational EBITDA before allocation of corporate SG&A costs	23	41	(18)	17	(25)	49
Allocation of corporate SG&A costs	3	6	(3)	3	5	(2)

Operational EBITDA	20	35	(15)	14	29	(8)

Operational EBITDA as a % of revenues	24%	30%		26%	31%

Revenues

Current Year

The decrease in Enterprise Inkjet Systems revenues of approximately $31 million primarily reflected volume declines in service and consumables ($13 million) due to declines in the installed base of VERSAMARK systems and components, as well as lower equipment revenues ($7 million) primarily due to fewer placements of components. Also contributing to the decrease was unfavorable currency rates ($9 million).

Prior Year

The decrease in Enterprise Inkjet Systems revenues of approximately $33 million primarily reflected unfavorable volume due to fewer placements of VERSAMARK components ($15 million), as well as decreases in related service and consumables ($13 million) due to declines in the installed base.

Operational EBITDA

Current Year

The decrease in Enterprise Inkjet Systems Operational EBITDA of $15 million was driven by unfavorable costs ($8 million) due to lower scale as the category declines, and lower revenues ($6 million) across the product portfolio as discussed above. Also contributing to the decrease was unfavorable currency rates ($6 million). Partially offsetting these decreases was lower SG&A ($5 million) due to cost reduction actions.

Prior Year

The decrease in Enterprise Inkjet Systems Operational EBITDA of $8 million was mainly due to lower revenues ($12 million) across the VERSAMARK portfolio due to declines in the category as mentioned above. Partially offsetting these declines was lower SG&A ($5 million) due to cost reduction actions.

INTELLECTUAL PROPERTY SOLUTIONS SEGMENT

Current Year

Revenues in the Intellectual Property Solutions segment declined $69 million in 2015 compared to the prior year period due to lower revenues from non-recurring intellectual property licensing arrangements recognized in the current year period. R&D not directly related to other segments is included in the Intellectual Property Solutions segment. Operating expenses declined by $7 million in 2015 from the prior year period due to SG&A cost reductions and focusing R&D development activities on prioritized projects.

Prior Year

Revenues within the Intellectual Property Solutions segment increased $60 million from 2013 to 2014, primarily due to higher revenues from significant non-recurring intellectual property licensing agreements. These agreements contributed approximately $70 million in revenue in 2014 and $10 million in 2013.

EASTMAN BUSINESS PARK SEGMENT

Current Year

There were no significant changes in the results of operations of the Eastman Business Park segment in 2015 compared to the prior year period.

Prior Year

Revenues within the Eastman Business Park segment increased $6 million from the prior year period primarily due to additional tenant income from Kodak Alaris subsequent to the sale of the PI/DI Business.

RESTRUCTURING COSTS AND OTHER

2015

Restructuring actions taken in 2015 were initiated to reduce Kodak’s cost structure as part of its commitment to drive sustainable profitability and included continued progress toward the Leeds plate manufacturing facility exit, a Kodak Technology Center workforce reduction, and various targeted reductions in service, sales, research and development and other administrative functions.

As a result of these actions, for the year ended December 31, 2015 Kodak recorded $46 million of charges, including $8 million for accelerated depreciation which was reported in Cost of sales, $37 million which was reported as Restructuring costs and other and $1 million which was reported in (Loss) earnings from discontinued operations in the Consolidated Statement of Operations.

The Company made cash payments related to restructuring of approximately $41 million for the year ended December 31, 2015.

The restructuring actions implemented in 2015 are expected to generate future annual cash savings of approximately $53 million. These savings are expected to reduce future annual Cost of revenues, SG&A and R&D expenses by $21 million, $20 million and $12 million, respectively. Kodak expects the majority of the annual savings to be in effect by the end of 2016 as actions are completed.

Leeds Plate Manufacturing Facility Exit

On March 3, 2014, Kodak announced a plan to exit its prepress plate manufacturing facility located in Leeds, England. This decision was pursuant to Kodak’s initiative to consolidate manufacturing operations globally, and is expected to result in a more efficient delivery of its products and solutions. Kodak began the exit of the facility in the second quarter of 2014, completed the phase out of production at the site in the third quarter of 2015 and expects to complete the exit of the facility by the second quarter of 2016.

As a result of the decision, Kodak currently expects to incur total charges of $25 to $30 million, including approximately $10 million of charges related to separation benefits, $13 to $15 million of non-cash related charges for accelerated depreciation and asset write-offs, and $2 to $5 million in other cash related charges associated with this action.

Kodak incurred severance charges of $7 million, long-lived asset impairment charges of $1 million, accelerated depreciation charges of $8 million, and other exit costs of $1 million in the year ended December 31, 2015 under this program.

On a cumulative basis as of December 31, 2015, Kodak has recorded severance charges of $10 million, long-lived asset impairment charges of $3 million, accelerated depreciation charges of $10 million, and other exit costs of $1 million.

2014

For the year ended December 31, 2014 Kodak recorded $61 million of charges, including $2 million for accelerated depreciation which were reported in Cost of revenues, $56 million which were reported as Restructuring costs and other and $3 million which was reported in (Loss) earnings from discontinued operations in the Consolidated Statement of Operations.

2013

For the four months ended December 31, 2013, Kodak recorded $17 million of charges reported as Restructuring costs and other in the Consolidated Statement of Operations. For the eight months ended August 31, 2013, Kodak recorded $52 million of charges, including $4 million for accelerated depreciation and $2 million for inventory write-downs which were reported in Cost of revenues, $43 million reported as Restructuring costs and other and $3 million which were reported as (Loss) earnings from discontinued operations in the Consolidated Statement of Operations.

LIQUIDITY AND CAPITAL RESOURCES

2015

	As of December 31,
(in millions)	2015	2014
Cash and cash equivalents	$546	$712

Cash Flow Activity

(in millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	Computed Change vs 2014
Cash flows from operating activities:
Net cash used in operating activities	$(95)	$(128)	$33

Cash flows from investing activities:
Net cash (used in) provided by investing activities	(51)	41	(92)

Cash flows from financing activities:
Net cash used in financing activities	(1)	(7)	6

Effect of exchange rate changes on cash	(18)	(38)	20

Net decrease in cash and cash equivalents (1)	$(165)	$(132)	$(33)

(1)	The ending cash and cash equivalents balance for the year December 31, 2015 in the cash flow activity above included $546 million of cash reported in the Statement of Financial Position and $1 million of cash reported in Current assets held for sale. There was no cash reported in Current assets held for sale at the beginning of that period.

Operating Activities

Net cash used in operating activities improved by $33 million for the year ended December 31, 2015 as compared with the prior year. The impact of less cash provided by reductions in accounts receivable was more than offset by less cash used to settle accounts payable and employee liabilities in the current year. Additionally, the prior year included a $49 million payment to settle certain of the Company’s historical environmental liabilities at Eastman Business Park. Those items and the benefit of cost reductions realized in the current year were partially offset by $70 million in intellectual property revenue in the prior year.

Investing Activities

Net cash used in investing activities increased $92 million for the year ended December 31, 2015 as compared with the prior year primarily due to the liquidity provided by the net release of restricted cash in the prior year and the incremental consideration received from the KPP Purchasing Parties in 2014.

Financing Activities

Net cash used in financing activities decreased $6 million for the year ended December 31, 2015 as compared to the prior year due to the year over year increase of $4 million from net proceeds from other credit facilities and lower equity transactions with noncontrolling interest of $2 million in the current year.

Sources of Liquidity

Available liquidity includes cash balances and the unused portion of the ABL Credit Agreement. The ABL Credit Agreement had $16 million of net availability as of December 31, 2015. The amount of available liquidity is subject to fluctuations and includes cash balances held by various entities worldwide. At December 31, 2015 and December 31, 2014, approximately $302 million and $214 million, respectively, of cash and cash equivalents were held within the U.S. and approximately $245 million and $498 million, respectively, of cash and cash equivalents were held outside the U.S. Cash balances held outside of the U.S. are generally required to support local country operations, may have high tax costs, or other limitations that delay the ability to repatriate, and therefore may not be readily available for transfer to other jurisdictions. Additionally, in China, where approximately $134 million of cash and cash equivalents were held as of December 31, 2015, there are limitations related to net asset balances that impact the ability to make cash available to other jurisdictions in the world. Under the terms of the Company’s Credit Agreements, the Company is permitted to invest up to $100 million at any time in subsidiaries and joint ventures that are not party to the loan agreement.

Under the ABL Credit Agreement, Kodak is required to maintain a minimum Fixed Charge Coverage Ratio (as defined under the ABL Credit Agreement) of 1.00 to 1.00 when Excess Availability is less than 15% of lender commitments (springing covenant). As of December 31, 2015 15% of lender commitments and Excess Availability were $30 million and $31 million, respectively. Excess Availability is equal to the sum of (i) 85% of the amount of the Eligible Receivables less a Dilution Reserve, (ii) the lesser of 85% of Net Orderly Liquidation Value or 75% of the Eligible Inventory (iii) Eligible Equipment (iv) Eligible Cash and (v) Qualified Cash (not to exceed $15 million) less (i) Rent and Charges Reserves, (ii) Principal Outstanding, (iii) Letters of Credit and (iv) an Availability Block (each item as defined in the ABL Credit Agreement).

As of December 31, 2015 Kodak had funded $30 million to the Eligible Cash account held with the ABL Credit Agreement Administrative Agent, which is classified as Restricted cash in the Consolidated Statement of Financial Position, and an additional $15 million of Qualified Cash in an unrestricted cash account, supporting the Excess Availability amount. If Excess Availability falls below 15% of lender commitments (currently $30 million), Kodak may, in addition to the requirement to be in compliance with the minimum Fixed Charge Coverage Ratio, become subject to cash dominion control. Kodak intends to maintain Excess Availability above the minimum threshold which may require additional funding of Eligible Cash. Since Excess Availability was greater than 15% of lenders commitments Kodak is not required to have a minimum Fixed Charges Coverage Ratio of 1.0 to 1.0. As of December 31, 2015, Kodak is in compliance with all covenants under the ABL Credit Agreement and had Kodak been required to have a Fixed Charge Coverage Ratio of 1.0 to 1.0 EBITDA, as defined in the ABL Credit Agreement, exceeded Fixed Charges by approximately $17 million, excluding the Prosper Business being reflected as a discontinued operation for purposes of calculating the Fixed Charge Coverage Ratio. If the calculation of the Fixed Charge Coverage Ratio included the Prosper Business as a discontinued operation as of December 31, 2015, Kodak’s EBITDA, as defined in the ABL Credit Agreement, would have exceeded Fixed Charges by approximately $56 million.

Under the terms of the Senior Secured First Lien Term Credit Agreement and the Senior Secured Second Lien Term Credit Agreement, Kodak is required to maintain a Secured Leverage Ratio (as defined under the Credit Agreements) not to exceed specified levels. The secured leverage ratio is tested at the end of each quarter based on the prior four quarters and is generally determined by dividing secured debt, net of U.S. cash and cash equivalents, by consolidated EBITDA, as calculated under the credit agreements. The maximum secured leverage ratio permitted under the Senior Secured First Lien Term Credit Agreement (which is more restrictive than the corresponding ratio permitted under the Senior Secured Second Lien Term Credit Agreement) declined on June 30, 2015 from 3.75:1 to 3.25:1 and declined again on December 31, 2015 from 3.25:1 to 2.75:1, with no further adjustments for the remainder of the agreement. As of December 31, 2015, Kodak’s EBITDA, as calculated under the Term Credit Agreements, exceeded the EBITDA necessary to satisfy the covenant ratios by approximately $33 million, excluding the Prosper Business being reflected as a discontinued operation for purposes of calculating the Secured Leverage Ratio. If the calculation of the Secured Leverage Ratio included the Prosper Business as a discontinued operation as of December 31, 2015, Kodak’s EBITDA, as calculated under the Term Credit Agreements, would have exceeded the EBITDA necessary to satisfy the covenant ratios by approximately $69 million.

The combination of the stricter covenant requirements, Kodak’s ongoing investment in growth businesses, and softening and volatility of global economic conditions and foreign currency exchange rates could make it difficult for Kodak to satisfy the leverage covenants on an on-going basis. Kodak intends to conduct its operations in a manner that will result in continued compliance with the secured leverage ratio covenants; however, compliance for future quarters may depend on Kodak undertaking one or more non-operational transactions, such as a monetization of assets, a debt refinancing, the raising of equity capital, or a similar transaction. If Kodak is unable to remain in compliance and does not make alternate arrangements with its term lenders, an event of default would occur under Kodak’s credit agreements which, among other remedies, would entitle the lenders or their agents to declare the outstanding obligations under the Term Credit Agreements to be immediately due and payable.

Kodak made contributions (funded plans) or paid net benefits (unfunded plans) totaling approximately $22 million relating to its defined benefit pension and postretirement benefit plans in 2015. For 2016, the forecasted contribution (funded plans) and net benefit payment (unfunded plans) requirements for its defined benefit pension and postretirement plans are approximately $19 million.

Cash flows from investing activities included $43 million for capital expenditures for the year ended December 31, 2015. Kodak expects approximately $20 to $25 million of cash flows for investing activities from capital expenditures for the year ended December 31, 2016. Additionally, Kodak intends to utilize a variety of methods to finance customer equipment purchases in the future, including expansion of third party finance programs and internal financing through both leasing and installment loans.

Kodak believes that its liquidity position is adequate to fund its operating and investing needs and to provide the flexibility to respond to further changes in the business environment. See Item 1A. “Risk Factors” for a discussion of potential challenges to liquidity.

Refer to Note 8, “Short-Term Borrowings and Long-Term Debt,” in the Notes to Financial Statements for further discussion of long-term debt, related maturities and interest rates as of December 31, 2015 and December 31, 2014.

Contractual Obligations

The impact that contractual obligations from continuing operations are expected to have on Kodak’s cash flow in future periods is as follows:

	Total	As of December 31, 2015
(in millions)		2016	2017	2018	2019	2020	2021+
Long-term debt (1)	$687	$4	$4	$4	$397	$276	$2
Interest payments on debt	262	64	65	62	51	20	—
Operating lease obligations	82	25	20	14	11	9	3
Purchase obligations (2)	14	7	5	2	—	—	—

Total (3) (4) (5) (6) (7)	$1,045	$100	$94	$82	$459	$305	$5

(1)	Primarily represents the maturity values of Kodak’s long-term debt obligations as of December 31, 2015. Annual amounts represent the minimum principal payments owed each year. The contractual obligations do not reflect any contingent mandatory annual principal repayments that may be required to be made upon achieving certain excess cash flow targets, as defined in the Term Credit Agreements. Other prepayments may be required upon the occurrences of certain other events. Refer to Note 8, “Short-Term Borrowings and Long-Term Debt,” in the Notes to Financial Statements. The Company’s ABL Credit Agreement matures in September 2018. If the ABL Credit Agreement is not extended, renewed or replaced the Company would be required to cash collateralize letters of credit issued and outstanding under this facility. As of December 31, 2015 there were $118 million of letters of credit issued and outstanding.

(2)	Purchase obligations include agreements related to raw materials, supplies, production and administrative services, as well as marketing and advertising, that are enforceable and legally binding on Kodak and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

(3)	Due to uncertainty regarding the completion of tax audits and possible outcomes, an estimate of the timing of payments related to uncertain tax positions and interest cannot be made. See Note 14, “Income Taxes,” in the Notes to Financial Statements for additional information regarding Kodak’s uncertain tax positions.

(4)	Contractual obligations associated with discontinued operations are not included.

(5)	Funding requirements for Kodak’s major defined benefit retirement plans and other postretirement benefit plans have not been determined, therefore, they have not been included.

(6)	Because timing of their future cash outflows are uncertain, the other long-term liabilities presented in Note 7, “Other Long-Term Liabilities,” in the Notes to Financial Statements are excluded from this table.

(7)	On the Effective Date, Kodak consummated the sale of certain assets of the PI/DI Business to the KPP Purchasing Parties. Up to $35 million in aggregate of the purchase price is subject to repayment to the KPP Purchasing Parties if the PI/DI Business does not achieve certain annual adjusted EBITDA targets over the four-year period ending December 31, 2018. The maximum amount that could be owed in each year of the four-year period is as follows: $4 million in 2016, $7 million in 2017, $10 million in 2018 and $14 million in 2019. Due to uncertainty regarding the level of annual adjusted EBITDA for the PI/DI Business, no payments have been included in the table. Refer to Note 24, “Emergence from Voluntary Reorganization under Chapter 11 Proceedings.”

Off-Balance Sheet Arrangements

EKC guarantees obligations to third parties for some of its consolidated subsidiaries. The maximum amount guaranteed is $17 million and the outstanding amount for those guarantees is $6 million.

Kodak issues indemnifications in certain instances when it sells businesses and real estate, and in the ordinary course of business with its customers, suppliers, service providers and business partners. Further, the Company indemnifies its directors and officers who are, or were, serving at the Company’s request in such capacities. Historically, costs incurred to settle claims related to these indemnifications have not been material to Kodak’s financial position, results of operations or cash flows. Additionally, the fair value of the indemnifications that Kodak issued during the year ended December 31, 2015 was not material to Kodak’s financial position, results of operations or cash flows.

2014

Cash Flow Activity

	As of December 31,
(in millions)	2014	2013
Cash and cash equivalents	$712	$844

Sources and uses of cash at emergence (including divesture of the Personalized Imaging and Document Imaging businesses) follow:

Sources:
Net Proceeds from Emergence Credit Facilities	$664
Proceeds from divestiture	325
Proceeds from Rights Offerings	406

Total sources		$1,395
Uses:
Repayment of Junior DIP Term Loans	$844
Repayment of Second Lien Notes	375
Claims paid at emergence	94
Funding of escrow accounts	113
Other fees & expenses	16

Total uses		1,442

Net uses		$(47)

(in millions)	Successor		Predecessor	Computed Change vs 2013 (2013 Combined)
	Year Ended December 31, 2014	Four Months Ended December 31, 2013	Eight Months Ended August 31, 2013
Cash flows from operating activities:
Net cash used in operating activities	$(128)	$(102)	$(565)	$539

Cash flows from investing activities:
Net cash provided by investing activities	41	81	679	(719)

Cash flows from financing activities:
Net cash (used in) provided by financing activities	(7)	(38)	(328)	359

Effect of exchange rate changes on cash	(38)	5	(23)	(20)

Net (decrease) increase in cash and cash equivalents	$(132)	$(54)	$(237)	$159

Operating Activities

Net cash used in operating activities improved by $539 million for the year ended December 31, 2014 as compared with the prior year primarily due to improved earnings impacting cash flow from operations, reflecting higher intellectual property licensing income, lower payments associated with the reorganization and lower interest payments. Higher interest payments in 2013 were due to payments made in that year for interest accrued but unpaid in 2012, higher outstanding debt balances and higher average interest rates prior to emergence. The improvements in cash flow from operations were partially offset by the $49 million funding of the Eastman Business Park Trust in the current year.

Investing Activities

Net cash provided by investing activities decreased $719 million for the year ended December 31, 2014 as compared with the prior year primarily due to the $820 million of proceeds from the 2013 sales of the digital imaging patent portfolio and the Personalized Imaging and Document Imaging businesses partially offset by the release of restricted cash accounts funded in 2013.

Financing Activities

Net cash used in financing activities decreased $359 million for the year ended December 31, 2014 as compared with the prior year due to the $811 million net pay-down of debt in 2013, partially offset by the $406 million proceeds from the rights offering and the $35 million contingent cash received with the sale of the Personalized Imaging and Document Imaging businesses.

SUMMARY OF OPERATING DATA

A summary of operating data for 2015 and for the four years prior is shown in Exhibit 99.2 to the Current Report on Form 8-K to which this document is an exhibit.